Exhibit 5.1
[Letterhead of Dykema Gossett PLLC]
December 11, 2009
ITC Holdings Corp.
27175 Energy Way
Novi, Michigan 48377
Ladies and Gentlemen:
We have acted as counsel to ITC Holdings Corp., a Michigan corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of common stock of the Company, without par value (the “Common Stock”), to be issued and sold by the Company (the “Shares”). The Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, and the prospectus contained therein (as amended or supplemented) and pursuant to Rule 415 under the Securities Act.
We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking by the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance of the Shares, (b) the resolutions approved by the Board of Directors or an authorized committee thereof in connection with the issuance of the Shares specifically authorize the issuance of such Shares in exchange for a consideration that the Board of Directors or such committee determines as adequate, (c) the terms of the offer, issuance and sale of the Shares have been duly established in conformity with the Company’s Amended and Restated Articles of Incorporation and the Company’s Amended and Restated Bylaws as then in effect, comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and do not violate any applicable law, (d) the number of Shares issued pursuant to the Registration Statement, when added to the number of shares of Common Stock then issued and outstanding, will not exceed the number of shares of Common Stock authorized for issuance under the Company’s Amended and Restated Articles of Incorporation, and (e) certificates evidencing the Shares have been duly executed by officers of the Company to the extent required under the Amended and Restated Bylaws and applicable law, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ DYKEMA GOSSETT PLLC